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                        LIBERTY FINANCIAL COMPANIES, INC.

           EXHIBIT 11 - Statement re Computation of Per Share Earnings (in millions, except share and per share amounts)

                                   Three Months Ended      Six Months Ended
                                        June 30                June 30
                                  ------------------      ----------------
                                   1997        1996         1997        1996
                                   ----        ----         ----        ----

Primary net income per common share:

 Net income                     $     30.0  $     23.1   $     65.0  $     46.9
 Less:  cumulative preferred
  dividends                            0.3         0.3          0.5         0.5
                                ----------  ----------   ----------  ----------
   Net income available for
    common shareholders         $     29.7   $    22.8   $     64.5  $     46.4
                                ==========   =========   ==========  ==========


 Weighted average shares
  outstanding                   28,952,759  28,159,518   28,864,767  27,970,547
 Common stock equivalents        1,678,125   1,451,876    1,700,036   1,466,353
                                ----------  ----------   ----------  ----------
     Total                      30,630,884  29,611,394   30,564,803  29,436,900
                                ==========  ==========   ==========  ==========


 Primary net income per common
  share                         $     0.97  $     0.77   $     2.11  $     1.58
                                ==========  ==========   ==========  ==========


Fully diluted net income per common share:

  Net income                    $     30.0   $    23.1   $     65.0  $     46.9
                                ==========   =========   ==========  ==========

  Weighted average shares
   outstanding                  28,952,759  28,159,518   28,864,767  27,970,547
  Common stock equivalents       1,869,455   1,513,687    1,896,456   1,546,353
  Convertible preferred stock      345,341     346,060      345,488     346,060
                                ----------  ----------   ----------  ----------
     Total                      31,167,555  30,019,265   31,106,711  29,862,960
                                ==========  ==========   ==========  ==========

Fully diluted net income per
 common share                   $     0.96  $     0.77   $     2.09  $     1.57
                                ==========  ==========   ==========  ==========
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